Exhibit 99.3

Investor Contact:

SungHwan Cho

Chief Financial Officer

(212) 702-4300

For Release:  January 6, 2014

ICAHN ENTERPRISES ANNOUNCES CASH TENDER OFFERS FOR ITS EXISTING

7.750% SENIOR NOTES DUE 2016 AND 8.000% SENIOR NOTES DUE 2018

(New York, New York, January 6, 2014) – Icahn Enterprises L.P. (NYSE: IEP) – Icahn Enterprises L.P. (“Icahn Enterprises”) announced today that it, together with Icahn Enterprises Finance Corp., commenced cash tender offers (the “Tender Offers”) to purchase any and all of the $1.05 billion outstanding aggregate principal amount of their 7.750% Senior Notes due 2016 (CUSIP Nos. 451102AC1, U44927AA6 and 451102AD9) (the “2016 Notes”) and the $2.450 billion outstanding aggregate principal amount of their 8.000% Senior Notes due 2018 (CUSIP Nos. 451102AH0 and 451102AM9) (the “2018 Notes” and together with the 2016 Notes, the “Notes”) The Tender Offers are being made pursuant to separate Offers to Purchase for each of the 2016 Notes and the 2018 Notes, dated January 6, 2014, and related Letters of Transmittal, which more fully set forth the terms and conditions of the Tender Offers.

As described in the Offers to Purchase, holders of Notes who validly tender (and do not validly withdraw) their Notes on or prior to January 17, 2014 (the “Early Tender Deadline”) will be eligible to receive the Total Consideration, which includes an early tender premium of $30.00 per $1,000 principal amount of Notes tendered (the “Early Tender Premium”). Holders who validly tender their Notes after January 17, 2014 but at or prior to February 3, 2014, will be entitled to receive only the Base Consideration. We will also pay any and all accrued and unpaid interest on the Notes accepted for purchase, from and including the last date upon which interest was paid up to, but not including, the applicable day of payment.

Securities	CUSIP Numbers	Principal Amount Outstanding	Base Consideration (1)	Early Tender Premium (1)	Total Consideration (1)(2)
7.750% Senior Notes due 2016	451102AC1 U44927AA6 451102AD9	$1,050,000,000	$991.78	$30.00	$1,021.78
8.000% Senior Notes due 2018	451102AH0 451102AM9	$2,450,000,000	$1,012.50	$30.00	$1,042.50

(1) Per $1,000.00 principal amount of Notes validly tendered and accepted for purchase.

(2) Inclusive of the Early Tender Premium.

The Tender Offers will expire at 11:59 p.m., New York City time, on February 3, 2014, unless terminated or extended (the “Expiration Time”).  Any such extension will be followed by a public announcement no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Time.  Holders of Notes may withdraw their Notes on or prior to the Early Tender Deadline, but not thereafter.  Each Tender Offer is subject to certain customary conditions, including the Financing Condition, as described in the related Offers to Purchase. If any of the conditions are not satisfied or waived, we are not obligated to accept for payment, purchase or pay for, and may delay the acceptance for payment of, any tendered Notes and may terminate one or more Tender Offers.

We intend to redeem any Notes not tendered in the Tender Offers and may issue the notices of redemption as early as the Initial Payment Dates as defined in the Offers to Purchase. This press release does not constitute a notice of redemption under the optional redemption provisions of the indenture governing any series of the Notes, nor does it constitute an offer to sell, or a solicitation of an offer to buy, any security. No offer, solicitation, or sale will be made in any jurisdiction in which such an offer, solicitation, or sale would be unlawful.

Requests for documents relating to each Tender Offer may be directed to Global Bondholder Services Corp., the Information Agent, at (866) 470 4300 or (212) 430-3774 (banks and brokers). Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC and Morgan Stanley & Co. LLC will act as Dealer Managers. Questions regarding each Tender Offer may be directed to Citigroup at (800) 558-3745 (toll free) or (212) 723-6106 (collect), Credit Suisse at (800) 820-1653 or (212) 538-2147 (collect) or Morgan Stanley at (800) 624-1808 or (212) 761-9292.

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Icahn Enterprises L.P. (NYSE: IEP), a master limited partnership, is a diversified holding company owning subsidiaries engaged in the following operating businesses: Investment, Automotive, Energy, Gaming, Railcar, Food Packaging, Metals, Real Estate and Home Fashion.

Forward-Looking Statements

This release contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, many of which are beyond our ability to control or predict. Forward-looking statements may be identified by words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "will" or words of similar meaning and include, but are not limited to, statements about the expected future business and financial performance of Icahn Enterprises L.P. and its subsidiaries. The forward-looking statements in this press release do not constitute guarantees of future performance. You are cautioned that our business and operations are subject to a variety of risks and uncertainties and, consequently, our actual results may materially differ from those projected by any forward-looking statements. Among these risks are: risks related to economic downturns, substantial competition and rising operating costs; risks related to our investment activities, including the nature of the investments made by the Funds we manage, losses in the Funds and loss of key employees; risks related to our automotive activities, including exposure to adverse conditions in the automotive industry, and risks related to operations in foreign countries; risks related to our energy business, including the volatility and availability of crude oil, other feed stocks and refined products, unfavorable refining margin (crack spread), interrupted access to pipelines, significant fluctuations in nitrogen fertilizer demand in the agricultural industry and seasonality of results; risks related to our gaming operations, including reductions in discretionary spending due to a downturn in the local, regional or national economy, intense competition in the gaming industry from present and emerging internet online markets and extensive regulation; risks related to our railcar activities, including reliance upon a small number of customers that represent a large percentage of revenues and backlog, the health of and prospects for the overall railcar industry and the cyclical nature of the railcar manufacturing business; risks related to our food packaging activities, including competition from better capitalized competitors, inability of our suppliers to timely deliver raw materials and the failure to effectively respond to industry changes in casings technology; risks related to our scrap metals activities, including potential environmental exposure; risks related to our real estate activities, including the extent of any tenant bankruptcies and insolvencies; risks related to our home fashion operations, including changes in the availability and price of raw materials, and changes in transportation costs and delivery times; and other risks and uncertainties detailed from time to time in our filings with the Securities and Exchange Commission. We undertake no obligation to publicly update or review any forward-looking information, whether as a result of new information, future developments or otherwise.